EXHIBIT 99.1

[inTEST News Release Letterhead]
FOR IMMEDIATE RELEASE

inTEST Provides Update to Fourth Quarter 2010 Outlook;
Net Revenue Forecast Exceeds High-End of Guidance Range by Approximately $500,000;
Fourth Quarter Bookings Strengthen;

Pre Tax Income Expected In the Range of $0.08 to $0.10 Per Share

Leading ATE Provider to Address Growth Prospects at Needham & Company Conference January 13, 2011

CHERRY HILL, NJ, January 10, 2011 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today provided an update to the Company's outlook for the 2010 fourth quarter (ended December 31, 2010). The Company noted that it expects to report results for the fourth quarter on March 2, 2011.

Fourth Quarter 2010 Updated Guidance
inTEST Corporation is revising its expectations for net revenue, bookings and pre-tax income for the fourth quarter 2010. The following represent revisions from the expectations established during the Company's third quarter 2010 financial results conference call which was held November 3, 2010.

  Net revenue for the fourth quarter is now expected to be approximately $10.0 million. This is a revision from the net revenue guidance in the range of $8.8 million to $9.5 million, established November 3, 2010. Net revenues for the third quarter ended September 30, 2010 were $11.3 million.
  Bookings for the fourth quarter are now expected to be approximately $11.5 million, which exceeds the third quarter's bookings of $9.4 million.
  Pre-tax income is now expected to be in the range of $0.08 to $0.10 per diluted share.

The Company's updated pre-tax income guidance is based upon current expectations and may be subject to change due to audit adjustment.

Additional commentary pertaining to the December quarter will be provided when the company reports its fourth quarter financial results on March 2, 2011.

No conference call will be held in conjunction with this guidance revision.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST, commented, "Our business in the fourth quarter has continued to strengthen, and we have reversed the consecutive quarterly down trend in bookings that we saw during the second and third quarters of 2010. As a result, we now expect to report net revenue for the fourth quarter of approximately $10.0 million, which exceeds the high-end of our guidance."

Needham & Company Presentation and Webcast Information
inTEST is scheduled to present to the investment community at the 13th Annual Needham Growth Conference on Thursday, January 13, 2011 at 4:10 p.m. EST at the New York Palace Hotel in New York City.

Robert E. Matthiessen, President and Chief Executive Officer, and Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, will be hosting meetings with investors to discuss the Company's financial performance, business trends and growth opportunities. Presentation materials will be made available on the investor relations section of the Company's website at www.intest.com. Alternatively, to hear a live webcast of the presentation, investors may access the following URL directly: http://www.wsw.com/webcast/needham41/intt/. This webcast will be archived for 90 days following the live presentation.

In addition, management will be available for meetings in New York City on Thursday January 13, 2011. Investors who would like to meet with Mr. Matthiessen and Mr. Regan are asked to contact Investor Relations for inTEST: Laura Guerrant-Oiye at (808) 882-1467 or via email at lguerrant@guerrantir.com.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye
Treasurer and Chief Financial Officer	Guerrant Associates
inTEST Corporation	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.